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EXHIBIT 5.1

File No.:10011

                                                               February 12, 2003

U.S. West Homes, Inc.
410 Broadway, 2nd Floor
Laguna Beach, CA 92651

Gentlemen:

         As special counsel for U.S. West Homes, Inc. (the "Company"), we have examined its Articles of Incorporation and Bylaws, as amended, and such other corporate records, documents and proceedings, and such questions of law as we have deemed relevant for the purpose of this opinion. We have also, as such counsel, examined the registration statement of the Company on Form S-8 to be filed by the Company with the Securities and Exchange Commission on or about February 11, 2003 (the "Registration Statement") covering the registration under the Securities Act of 1933, as amended, an aggregate of up to 183,980,000 shares of common stock, $.001 par value (the "Shares") to be issued pursuant to various agreements (the "Agreements") and the Company's 2002 Qualified Stock Option Plan (the "Plan").

         Upon the basis of such examination, we are of the following opinions:

         (i) the Shares to be issued pursuant to the Agreements will be, when issued and sold in the manner referred to in the Agreements, duly and validly issued as fully paid and non-assessable securities of the Company; and

         (ii) the Shares to be issued pursuant to options granted pursuant to the Plan will be, when issued, sold and paid for in the manner referred to in the Plan and the options granted pursuant to the Plan, duly and validly issued as fully paid and non-assessable securities of the Company.

         We wish to advise that members of this firm who have worked on the Registration Statement will receive 3,000,000 of the Shares to be issued pursuant to the Registration Statement.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Spectrum Law Group, LLP